Exhibit 3.1

ARTICLES OF INCORPORATION

OF

DATADOG, INC.

ARTICLE I

The name of this corporation is Datadog, Inc. (the “Company”). The Company is the resulting entity in the conversion of Datadog, Inc., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation and is a continuation of the existence thereof pursuant to Nevada Revised Statutes (as amended from time to time, the “NRS”) Chapters 78 and 92A.

ARTICLE II

The registered office of the Company shall be the street address of its registered agent in the State of Nevada. The Company may from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Company may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

The nature of the business and the purposes to be conducted and promoted by the Company are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE IV

A. The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 2,330,000,000 shares, 2,000,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), 310,000,000 shares of which shall be Class B Common Stock (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 20,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock and the Preferred Stock shall have a par value of $0.00001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution(s) to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution(s) adopted by the Board of Directors providing for the issuance of such shares and set forth in a certificate of designation establishing such series of Preferred Stock that complies with the applicable provisions of the NRS and is filed in the office of the Nevada Secretary of State (each, as amended from time to time, a “Certificate of Designation”). The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then-outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Except as otherwise required by law, the holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Articles of Incorporation (as defined below).

C. Subject to the rights of the holders of any series of Preferred Stock then-outstanding, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the vote of the holders of the stock of the Company entitled to vote thereon, voting as a single class. No vote of the holders of any other class or series of stock, voting separately as a class, shall be required therefor and any such right to a separate class or series vote otherwise provided under NRS 78.207(3) or NRS 78.390(2) in this regard is hereby specifically denied, unless a vote of any such other holders is expressly required pursuant to these Articles of Incorporation.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1. Definitions.

(a) “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity (as defined below), other than any such consolidation or merger in which the stockholders of record of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent (as defined below)) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

(b) “Articles of Incorporation” means these articles of incorporation of the Company, as amended and/or restated from time to time, including the terms of any Certificate of Designation of any class or series of Preferred Stock.

(c) “Asset Transfer” means the sale, lease or exchange of all or substantially all the assets of the Company.

(d) “Bylaws” means the bylaws of the Company, as amended and/or restated from time to time.

(e) “Effective Time” means the time at which the Amended and Restated Certificate of Incorporation of the Delaware Corporation, filed with the Secretary of State of the State of Delaware immediately prior to the time shares of Class A Common Stock were first publicly traded, became effective in accordance with the General Corporation Law of the State of Delaware.

(f) “Entity” means any corporation, partnership, limited liability company, trust or other legal entity.

(g) “Family Member” means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

(h) “Final Conversion Date” means 5:00 p.m. in New York, New York, on the tenth anniversary of the Effective Time or, if such anniversary does not occur on a date that the Nasdaq Stock Market and the New York Stock Exchange are open for trading, on the first date such markets are open for trading thereafter.

(i) “Founder” means each of Olivier Pomel and Alexis Lê-Quôc.

(j) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

(k) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

(l) “Permitted Entity” means, with respect to a Qualified Stockholder (as defined below), any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control (as defined below) with respect to all shares of Class B Common Stock held of record by such Entity.

(m) “Permitted Transfer” means, and shall be restricted to, any Transfer (as defined below) of a share of Class B Common Stock:

(i)

by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Trust (as defined below) of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;

(ii)

by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(iii)	by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(iv)	by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder.

(n) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(o) “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code, as amended from time to time, and/or a reversionary interest.

(p) “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock at the Effective Time; (ii) the initial record holder of any share of Class B Common Stock that is originally issued by the Company after the Effective Time (including, without limitation, upon conversion of any Preferred Stock or upon exercise of options or warrants); and (iii) a Permitted Transferee of a Qualified Stockholder.

(q) “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(r) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i)

the granting of a revocable proxy to any of the officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)	the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(iii)

entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholder(s) who are the holder(s) of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv)

the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(v)

entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder that effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

(s) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Rights Relating to Dividends and Other Distributions, Subdivisions and Combinations.

(a) Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends and other distributions, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends and other distributions as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends and other distributions paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and a majority of the voting power of the outstanding shares of Class B Common Stock, each voting separately as a class.

(b) The Company shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend or other distribution payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, is declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend or other distribution payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, is declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

(c) Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Company is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

(d) If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by these Articles of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and a majority of the voting power of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

4. Voting Rights.

(a) Class A Common Stock. Each holder of record of any share(s) of Class A Common Stock shall be entitled to one vote for each share thereof so held.

(b) Class B Common Stock. Each holder of record of any share(s) of Class B Common Stock shall be entitled to ten votes for each share thereof so held.

(c) Voting Generally. Except as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation or applicable law.

5. Optional Conversion.

(a) Optional Conversion of the Class B Common Stock.

(i)

At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii)

Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate(s) therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate(s) evidencing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

6. Automatic Conversion.

(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificate(s) evidencing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue any certificate evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificate(s) evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate(s). Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificate(s) evidencing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(b) Conversion upon Death. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Founder (including a Founder holding shares in a trustee capacity) or a Permitted Transferee of such Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such natural person. Each share of Class B Common Stock held of record by a Founder (including a Founder holding shares in a trustee capacity) or a Permitted Transferee of such Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine months after the date of the death of such Founder.

(c) Final Conversion. On the Final Conversion Date, each then-outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificate(s) evidencing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue any certificate evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificate(s) evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate(s). Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificate(s) evidencing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(d) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(e) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person(s) in whose name(s) the certificate(s) (or book-entry position(s)) evidencing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder(s) of such shares of Class A Common Stock.

7. Redemption. The Common Stock is not redeemable.

8. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner permitted by law and shall not be reissued as shares of Class B Common Stock.

ARTICLE V

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class or series thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. Except as otherwise provided in these Articles of Incorporation or the NRS, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolution(s) adopted by the Board of Directors pursuant to the Bylaws.

2. Election.

(a) Subject to the rights, if any, of the holders of any class(es) or series of Preferred Stock to elect directors under circumstances, and in the manner, specified in the relevant Certificate(s) of Designation, the directors shall be and are divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. At the first annual meeting of stockholders following the date of the initial filing of these Articles of Incorporation with the Nevada Secretary of State (the “Filing Date”), the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term expiring at the third annual meeting of stockholders succeeding such election. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term expiring at the third annual meeting of stockholders succeeding such election. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term expiring at the third annual meeting of stockholders succeeding such election. At each succeeding annual meeting of stockholders, directors shall be elected for a term expiring at the third annual meeting of stockholders succeeding such election to succeed the directors of the class whose terms expire at such annual meeting.

(b) No stockholder may cumulate votes in any election for directors.

(c) Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board of Directors shall, subject to these Articles of Incorporation and the NRS, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Election of directors need not be by written ballot unless the Bylaws so provide.

3. Removal of Directors Subject to any limitations imposed by applicable law, removal of directors shall be as provided in NRS 78.335.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution(s) that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director so appointed or elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected or appointed and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

5. Preferred Directors. Notwithstanding anything herein to the contrary, during any period when the holders of any class or series of Preferred Stock, voting as a separate class or together with one or more other classes or series, have the right to elect any additional director(s), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect such additional director(s); and (ii) each such additional director shall serve until such director’s successor shall have been duly elected or appointed and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided in the Certificate of Designation establishing such class or series, whenever the holders of any class or series of Preferred Stock having such right to elect any additional director(s) are divested of such right pursuant to the provisions of the Certificate of Designation relating to such class or series, the terms of office of all such additional directors elected by the holders of such class or series, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

B. Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by these Articles of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI

A. The individual liability of each of the directors and officers of the Company for any damages as a result of any act or failure to act in his or her capacity as a director or officer of the Company, including for breach of fiduciary duty as a director or officer of the Company, shall be eliminated to the fullest extent permitted under the NRS. If the applicable provisions of the NRS are amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then the liability of such directors or officers of the Company shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

B. To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (or, if the Eighth Judicial District Court of the State of Nevada shall decline to accept jurisdiction over a particular matter, any other district court of the State of Nevada, or, in the event that no district court of the State of Nevada has jurisdiction over a particular matter, then the federal district courts of the United States of America in the State of Nevada) shall be the sole and exclusive forum for the following types of actions, suits or proceedings, whether civil, criminal, administrative or investigative, under Nevada statutory or common law: (A) any derivative action, suit or proceeding brought in the name or right or on behalf of the Company; (B) any action, suit or proceeding asserting, for or based upon any breach of a fiduciary duty owed by any current or former director, officer or controlling stockholder of the Company; (C) any other internal action (as defined in NRS 78.046), including any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of NRS Title 7, these Articles of Incorporation or the Bylaws of the Company; (D) any action, suit or proceeding to interpret, apply, enforce or determine the validity of any provision of NRS Title 7, these Articles of Incorporation or the Bylaws of the Company or any agreement entered into pursuant to NRS 78.365 to which the Company is a party or a stated beneficiary thereof (including any right, obligation or remedy thereunder); (E) any action, suit or proceeding as to which the NRS confers jurisdiction to the district court of the State of Nevada; and (F) any action, suit or proceeding asserting a claim against the Company or any director, officer, employee or agent of the Company or any stockholder, governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

E. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Nevada of the enforceability of such exclusive forum provision.

F. To the fullest extent permitted by law, each and every stockholder of the Company, and each and every natural person or Entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of capital stock of the Company (by reason of and from and after the time of such purchase or other acquisition), shall be deemed to have notice of and to have consented to all of the provisions of (i) these Articles of Incorporation, (ii) the Bylaws and (iii) any amendment to these Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.

ARTICLE VII

A. The Company reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII of these Articles of Incorporation.

ARTICLE VIII

The Company expressly elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive, as amended from time to time.

ARTICLE IX

To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction in the State of Nevada before the presiding judge as the trier of fact and not before a jury. This Article IX shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE X

If any provision of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent permitted under applicable law, the provisions of these Articles of Incorporation (including, without limitation, each such portion of any section of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Company to protect its directors, officers, employees and agents from individual liability or (b) for the benefit of the Company.

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